UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 3, 2011

Newmont Mining Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240	84-1611629
(Commission File Number)	(IRS Employer Identification Number)

6363 South Fiddlers Green Circle, Greenwood Village, CO 80111

 (Address of Principal Executive Offices, Including Zip Code)

(303) 863-7414
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously announced, on February 3, 2011, Newmont Mining Corporation, a Delaware corporation (the “Company”), and Fronteer Gold Inc., an Ontario corporation (“Fronteer”), entered into an Arrangement Agreement (the “Agreement”) among the Company, Fronteer, and Pilot Gold Inc., a Canadian corporation (“Pilot”), and related agreements.  Pursuant to the Agreement, subject to terms and conditions set forth therein, the Company will acquire all of the outstanding common shares of Fronteer by way of a Plan of Arrangement (the “Arrangement”) and Fronteer shareholders will receive Cdn$14.00 in cash and one common share of Pilot for each common share of Fronteer owned by such holder.  The common shares of Pilot will be consolidated on a one for four basis pursuant to the Arrangement such that, upon the completion of the Arrangement, every Fronteer shareholder will hold one Pilot share for every four shares of Fronteer previously owned.  Pilot will own certain exploration assets of Fronteer and, upon closing of the transaction, former Fronteer shareholders will hold an aggregate 80.1% interest in Pilot and the Company will hold, indirectly, the remaining 19.9% interest.

The Arrangement will be carried out by way of a Plan of Arrangement, the implementation of which will be subject to approval by at least 66⅔% of the votes cast at a special meeting of Fronteer Gold shareholders that is expected to be held in April 2011, and the subsequent approval of the Ontario Superior Court of Justice.  Pursuant to the terms of the Agreement, the transaction is also subject to applicable regulatory approvals, the absence of injunctions or other legal restraints on the transaction, the qualification of the distribution of the Pilot shares for certain exemptions from the Canadian and U.S. securities laws, the completion of certain reorganization actions with respect to Pilot, the accuracy of the parties’ representations and warranties, each party’s compliance with covenants under the Agreement, the absence of a material adverse effect on Fronteer, and confirmation that holders of no more than 10% of Fronteer’s outstanding shares have exercised dissenters’ rights.

Fronteer and the Company have made customary representations, warranties and covenants in the Agreement, including, among others, covenants (i) with respect to the conduct of its business during the interim period between the execution of the Agreement and consummation of the Arrangement; and (ii) not to engage in certain kinds of transactions during such period.

The Agreement contains certain termination rights for both the Company and Fronteer, including, but not limited to, in the event that (i) the Arrangement is not consummated by June 30, 2011; (ii) a final and nonappealable injunction or court order prohibits consummation of the Arrangement; (iii) Fronteer’s shareholders do not approve the Arrangement; or (iv) either party breaches its obligations or representations in a manner that cannot be cured by June 30, 2011.  In addition, the Company may terminate the Agreement in the event that Fronteer’s board of directors changes its recommendation to shareholders in favor of the Arrangement, the Fronteer shareholder meeting has not occurred by May 6, 2011, or Fronteer notifies the Company that it has received an alternative proposal that it considers to be superior to the Arrangement.  Fronteer may also terminate the Agreement in certain circumstances where it has determined an alternative proposal to be superior to the Arrangement subject to a right to match in favor of the Company.  Upon termination of the Agreement in certain circumstances, Fronteer may be obligated to pay the Company a termination fee of Cdn$85 million.

All of the directors and senior officers, as well as an outside shareholder of Fronteer, have entered into customary support agreements pursuant to which, among other things, they have agreed to vote their common shares in favor of the transaction.

The terms and conditions of the proposed transaction will be summarized in Fronteer’s management information circular.  Copies of the Agreement and certain related documents will be filed with Canadian securities regulators and are being filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 2.1 to this Report and will be available on the Canadian SEDAR website at www.sedar.com and on the SEC’s website at www.sec.gov. The management information circular will also be available as part of Fronteer’s public filings at www.sedar.com and www.sec.gov.

The foregoing description of the Agreement is qualified in its entirety by reference to the copy of the Agreement filed as Exhibit 2.1 to this Report.  The above description of the Agreement and the copy of the Agreement filed as an exhibit to this Report have been included to provide investors with information regarding its terms. The Agreement contains representations and warranties made by and to the parties thereto as of specific dates.  The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract.  In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
2.1	Arrangement Agreement, dated as of February 3, 2011, by and among Newmont Mining Corporation, Fronteer Gold Inc., and Pilot Gold Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  February 8, 2011

NEWMONT MINING CORPORATION

/s/ Jeffrey K. Reeser

Name:  Jeffrey K. Reeser

Title:    Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Arrangement Agreement, dated as of February 3, 2011, by and among Newmont Mining Corporation, Fronteer Gold Inc., and Pilot Gold Inc.